                                                                    EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is entered into as of this 24th day of April, 1998 by and between Network Computing Devices, Inc., a California corporation ("NCD California"), and Network Computing Devices, Inc., Delaware, a Delaware corporation ("NCD Delaware").

                                   RECITALS

     WHEREAS, NCD Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, NCD California is a corporation duly organized and existing under the laws of the State of California;

     WHEREAS, on the date of this Merger Agreement, NCD Delaware has authority to issue 1,000 shares of Common Stock, par value $.001 per share (the "NCD Delaware Common Stock"), of which 1000 shares are issued and outstanding and owned by NCD California;

     WHEREAS, as of April 21, 1998, the record date of the 1998 Annual Meeting of Shareholders (the "Annual Meeting"), NCD California has authority to issue (i) 30,000,000 shares of Common Stock (the "NCD California Common Stock"), of which 17,136,049 shares are issued and outstanding and (ii) 3,000,000 shares of undesignated Preferred Stock, of which no shares are issued and outstanding;

     WHEREAS, the respective Boards of Directors for NCD Delaware and NCD California have determined that, for the purpose of effecting the reincorporation of NCD California in the State of Delaware, it is advisable and to the advantage of said two corporations and their shareholders that NCD California merge with and into NCD Delaware upon the terms and conditions herein provided; and

     WHEREAS, the respective Boards of Directors of NCD Delaware and NCD California, the shareholders of NCD California, and the sole stockholder of NCD Delaware have adopted and approved this Merger Agreement;

                                AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, NCD California and NCD Delaware hereby agree to merge as follows:

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     1.     MERGER.  NCD California shall be merged with and into NCD
Delaware, and NCD Delaware shall survive the merger ("Merger"), effective upon the date when this Merger Agreement is made effective in accordance with applicable law (the "Effective Date").

     2. GOVERNING DOCUMENTS. The Certificate of Incorporation of NCD Delaware shall be amended and restated as in the form attached hereto as APPENDIX A-1, and shall be the Certificate of Incorporation of the surviving corporation. The Bylaws of NCD Delaware shall be amended and restated as in the form attached hereto as APPENDIX A-2 and shall be the Bylaws of the surviving corporation.

     3. DIRECTORS AND OFFICERS. The directors and officers of NCD California shall become the directors and officers of NCD Delaware upon the Effective Date.

     4. SUCCESSION. On the Effective Date, NCD Delaware shall succeed to NCD California in the manner of and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware.

     5. FURTHER ASSURANCES. From time to time, as and when required by NCD Delaware or by its successors and assigns, there shall be executed and delivered on behalf of NCD California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in NCD Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of NCD California, and otherwise to carry out the purposes of this Merger Agreement and the officers and directors of NCD Delaware are fully authorized in the name and on behalf of NCD California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     6. STOCK OF NCD CALIFORNIA. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of NCD California Common Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of NCD Delaware Common Stock.

     7. STOCK CERTIFICATES. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of NCD California stock shall be deemed for all purposes to evidence ownership of and to represent the shares of NCD Delaware stock into which the shares of NCD California stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of NCD Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to NCD Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of NCD Delaware stock evidenced by such outstanding certificate as above provided.

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     8.     OPTIONS.  Upon the Effective Date, each outstanding option or other right to purchase shares of NCD California stock, including those options granted under the 1989 Stock Option Plan (the "1989 Plan"), the
1994 Outside Directors' Stock Option Plan (the "Directors' Plan") and the 1992 Employee Stock Purchase Plan (the "Purchase Plan") of NCD California, shall be converted into and become an option or right to purchase the same number of shares of NCD Delaware stock at a price per share equal to the exercise price of the option or right to purchase NCD California stock and upon the same terms and subject to the same conditions as set forth in the 1989 Plan, the Directors' Plan and the Purchase Plan, respectively, and other agreements entered into by NCD California pertaining to such options or rights. A number of shares of NCD Delaware stock shall be reserved for purposes of such options and rights equal to the number of shares of NCD California stock so reserved as of the Effective Date. As of the Effective Date, NCD Delaware shall assume all obligations of NCD California under agreements pertaining to such options and rights, including the 1989 Plan and the Directors' Plan, and the outstanding options or other rights, or portions thereof, granted pursuant thereto.

     9. OTHER EMPLOYEE BENEFIT PLANS. As of the Effective Date, NCD Delaware hereby assumes all obligations of NCD California under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

     10. OUTSTANDING COMMON STOCK OF NCD DELAWARE. Forthwith upon the Effective Date, the One thousand (1,000) shares of NCD Delaware Common Stock presently issued and outstanding in the name of NCD California shall be canceled and retired and resume the status of authorized and unissued shares of NCD Delaware Common Stock, and no shares of NCD Delaware Common Stock or other securities of NCD Delaware shall be issued in respect thereof.

     11. COVENANTS OF NCD DELAWARE. NCD Delaware covenants and agrees that it will, on or before the Effective Date:

            a. Qualify to do business as a foreign corporation in the State of California, and in all other states in which NCD California is so qualified and in which the failure so to qualify would have a material adverse impact on the business or financial condition of NCD Delaware. In connection therewith, NCD Delaware shall irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code and under applicable provisions of state law in other states in which qualification is required hereunder.

            b. File any and all documents with the California Franchise Tax Board necessary to the assumption by NCD Delaware of all of the franchise tax liabilities of NCD California.

     12. BOOK ENTRIES. As of the Effective Date, entries shall be made upon the books of NCD Delaware in accordance with the following:

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            a.     The assets and liabilities of NCD California shall be
recorded at the amounts at which they were carried on the books of NCD California immediately prior to the Effective Date, with appropriate adjustments to reflect the retirement of the one thousand (1,000) shares of NCD Delaware Common Stock presently issued and outstanding.

            b. There shall be credited to the capital stock of NCD Delaware the aggregate amount of the par value of all shares of NCD Delaware stock resulting from the conversion of the outstanding California Common Stock pursuant to the Merger.

            c. There shall be credited to the capital surplus account of NCD Delaware the aggregate of the amounts shown in the capital stock and capital surplus accounts of NCD California immediately prior to the Effective Date, less the amount credited to the common stock account of NCD Delaware pursuant to Paragraph (b) above.

            d. There shall be credited to the retained earnings account of NCD Delaware an amount equal to that carried in the retained earning account of NCD California immediately prior to the Effective Date.

     13. CONDITIONS. It shall be a condition precedent to the consummation of the Merger and the other transactions contemplated by this Merger Agreement that (i) the shares of Delaware Common Stock to be issued by NCD Delaware shall, upon official notice of issuance, be listed on the Nasdaq National Market prior to or on the Effective Date and (ii) the shareholders of NCD California approve the Merger.

     14. AMENDMENT. At any time before or after approval and adoption by the shareholders of NCD California, this Merger Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of NCD Delaware and NCD California to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement.

     15. ABANDONMENT. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either NCD California or NCD Delaware or both, notwithstanding approval of this Merger Agreement by the sole stockholder of NCD Delaware and the shareholders of NCD California.

     16. COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

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     IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolution of the Board of Directors of NCD California and NCD Delaware, is hereby executed on behalf of each of said two corporations by their respective officers thereunto duly authorized.

                                     Network Computing Devices, Inc., Delaware, a Delaware corporation


                                     By: /s/ ROBERT G. GILBERTSON
                                         ------------------------
                                         Robert G. Gilbertson,
                                         President and Chief Executive Officer

ATTEST:



/s/ JOSEPH L. RAMIREZ
---------------------
Joseph L. Ramirez, Secretary

                                     Network Computing Devices, Inc., a
                                     California corporation


                                     By: /s/ ROBERT G. GILBERTSON
                                         ------------------------
                                         Robert G. Gilbertson,
                                         President and Chief Executive Officer
ATTEST:

/s/ JOSEPH L. RAMIREZ
---------------------
Joseph L. Ramirez, Secretary



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